SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

THE TORO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota
Telephone 952/888-8801

Kendrick B. Melrose

Chairman and CEO

January 30, 2004

Dear Fellow Stockholders:

I thank you for your continued support through Toro’s Fiscal 2003 and invite you to join us for the Toro Annual Meeting of Stockholders to be held on Friday, March 12, 2004 at our corporate offices. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Toro’s business, and will be pleased to answer stockholders’ questions relating to Toro. Refreshments will be served after the meeting.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card or using the Internet or telephone voting described in the Proxy Statement, even if you plan to attend the meeting.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

/s/ Kendrick B. Melrose

Kendrick B. Melrose

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TORO THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTICE OF ANNUAL MEETING

         The Toro Company 2004 Annual Meeting of Stockholders will be held on Friday, March 12, 2004 at 3:00 p.m. C.S.T. at Toro’s corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.	Elect four directors, each to serve for a term of three years;

2.	Ratify the selection of the independent auditor for Toro for Fiscal 2004 (the fiscal year ending October 31, 2004); and

3.	Transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.

      Stockholders of record at the close of business on January 14, 2004 (the “Record Date”) will be entitled to vote at the meeting or at any adjournment of the meeting.

      A stockholder list will be available at Toro’s corporate offices beginning February 27, 2004 during normal business hours, for examination by any stockholder registered on Toro’s Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

      Since a majority of the outstanding shares of Toro Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE.

January 30, 2004

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Lawrence McIntyre

J. LAWRENCE MCINTYRE
Vice President, Secretary and
General Counsel

PROXY STATEMENT
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Fiscal 2003 And Fiscal Year-End Values
Long Term Incentive Compensation
Equity Compensation Plan Information
Performance Graph
Compensation and Human Resources Committee Report On Executive Compensation
CORPORATE GOVERNANCE
OTHER INFORMATION

THE TORO COMPANY

8111 Lyndale Avenue South
Bloomington, MN 55420-1196

PROXY STATEMENT

         The Toro Company Board of Directors is soliciting your proxy for use at the 2004 Annual Meeting of Stockholders on Friday, March 12, 2004. This Notice, Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning Friday, January 30, 2004.

VOTING

Who Can Vote

      Only stockholders of record at the close of business on January 14, 2004 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting. On that date, Toro had 24,866,109 shares of Common Stock outstanding. The number of shares outstanding reflects a 2 for 1 stock split effective April 14, 2003. Each share of Toro Common Stock you own entitles you to one vote.

      Dividend Reinvestment Plan Shares. If you are a participant in Toro’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

      Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in that plan, the number shown on the enclosed proxy card includes shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

How You Can Vote

      If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.eproxy.com/ttc/ and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

      If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal One— Election of Directors. For each of the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.

      If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR the election of all nominees for director as described under Proposal One—Election of Directors and FOR Proposal Two— Ratify Selection of Independent Auditor.

How You May Revoke or Change Your Vote

      If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1)	following the telephone voting instructions or

(2)	following the Internet voting instructions or

(3)	completing, signing, dating and returning a proxy card to Toro.

•	Sending written notice of revocation to Toro’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

Quorum and Vote Requirements

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. This means that a director nominee with the most votes for a particular slot is elected for that slot. Only votes “For” and “Withheld” affect the outcome. Item 2 will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy. Under New York Stock Exchange (NYSE) rules, if your shares are held in “street name”, the broker is permitted to vote your shares on the election of directors as well as on Item 2. “Broker non-votes” are generally not counted, but abstentions and withheld votes are counted, in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote.

Procedures at the Annual Meeting

      The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with Toro’s Bylaws will be considered.

      Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

      The following table shows the amount of Toro Common Stock beneficially owned by each of the directors and nominees, the Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table (“named executive officers”) as of January 14, 2004. The table also shows beneficial ownership by all directors and executive officers as a group, including the named executive officers. Amounts shown for number of shares of Common Stock reflect the 2 for 1 stock split effective April 14, 2003.

				Percent
		Amount and Nature of		of
	Name of Beneficial Owner(1)	Beneficial Ownership		Class(2)

Common Stock	Ronald O. Baukol	27,697	(3)(4)	*
	Robert C. Buhrmaster	24,839	(3)(4)	*
	Winslow H. Buxton	25,481	(3)(4)(5)	*
	Janet K. Cooper	28,249	(3)(4)(5)	*
	Timothy A. Ford	75,278	(3)	*
	Katherine J. Harless	3,893	(3)(4)	*
	Michael J. Hoffman	162,911	(3)(4)	*
	Kendrick B. Melrose	1,126,283	(3)(4)(5)(6)	4.4%
	Karen M. Meyer	194,341	(3)(4)
	Robert H. Nassau	19,429	(3)(4)	*
	Dale R. Olseth	42,112	(3)(4)	*
	Gregg W. Steinhafel	22,525	(3)(4)	*
	Christopher A. Twomey	22,942	(3)(4)(5)	*
	Edwin H. Wingate	30,773	(3)(4)(5)	*
	Stephen P. Wolfe	221,488	(3)(4)(5)	*
Common Stock	All directors and executive officers as a group (22)	2,456,161	(3)(4)(5)(6)	9.4%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares that such person has the right to acquire within 60 days.

(2)	Common Stock units that have not vested are not included for the purpose of calculating Percent of Class amounts.

(3)	Includes shares held of record, shares that may be acquired upon exercise of stock options within 60 days and shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Baukol 14,000 shares, Mr. Buhrmaster 14,000 shares, Mr. Buxton 12,000 shares, Ms. Cooper 14,000 shares, Ms. Harless 1,500 shares, Mr. Nassau 10,000 shares, Mr. Olseth 14,000 shares, Mr. Steinhafel 10,000 shares, Mr. Twomey 14,000 shares, Mr. Wingate 14,000 shares, Mr. Melrose 482,000 shares, Mr. Hoffman 101,200 shares, Mr. Wolfe 123,364 shares, Ms. Meyer 105,600 shares, Mr. Ford 62,000 shares and all directors and executive officers as a group 1,227,019 shares.

(4)	Includes Common Stock units credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors and vested Common Stock units credited under The Toro Company Deferred Compensation Plan for Officers (“Officers Deferred Plan”). Units credited for each of the nonemployee directors at January 14, 2004 were as follows: Mr. Baukol 1,909.838 units, Mr. Buhrmaster 1,909.838 units, Mr. Buxton 1,028.364 units, Ms. Cooper 4,554.233 units, Ms. Harless 1,474.438 units, Mr. Nassau 7,051.714 units, Mr. Olseth 7,051.714 units, Mr. Steinhafel 587.643 units, Mr. Twomey 1,028.364 units and Mr. Wingate 7,051.714 units. Units credited for each of the named executive officers at January 14, 2004 were as follows: Mr. Melrose 271,864.464 units, Mr. Hoffman 6,167.995 units, Mr. Wolfe 77,017.987 units and Ms. Meyer 60,969.928 units and all directors and executive officers as a group 558,289 units. See Compensation and Human Resources Committee Report.

(5)	Includes shares held in trusts for estate planning purposes as follows: 12,453 for Mr. Buxton and his spouse, 7,914 for Mr. Twomey, 9,721 for Mr. Wingate’s Family Trust, 8,205 for Mr. Wolfe and 57,470 shares for all directors and executive officers as a group, including spouses. The amount shown for Mr. Melrose includes 916 shares held of record by Mr. Melrose as custodian for minor children under the Minnesota Uniform Transfer to Minors Act.

(6)	Includes restricted stock in the amount of 24,454 shares in connection with the Chief Executive Officer Succession Incentive Agreement, which are subject to forfeiture until vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of Toro who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by us, or written representations from reporting persons, Toro believes that all directors and executive officers complied with all filing requirements applicable to them during Fiscal 2003, except that a Form 3 report with respect to William E. Brown, Jr. was not filed on a timely basis. Toro has no owners of more than 10% of its Common Stock.

PROPOSAL ONE— ELECTION OF DIRECTORS

      Under Toro’s Amended and Restated Certificate of Incorporation, the Toro Board of Directors may be comprised of between eight and eleven directors. The Board has fixed the number of directors at eleven. The maximum and minimum number of directors can be changed only by amendment of the Amended and Restated Certificate of Incorporation approved by the affirmative vote of 80% of the outstanding shares of Toro Common Stock. The Board is divided into three classes, with each class elected in a different year for a term of three years. The four nominees for election at the 2004 Annual Meeting— Robert C. Buhrmaster, Winslow H. Buxton, Robert H. Nassau and Christopher A. Twomey— have consented to serve if elected. If any nominee is unable to stand for election, the Nominating and Governance Committee may recommend a substitute for appointment by the Board.

Director Independence

      The Board has reviewed all transactions or relationships between each director, or any member of his or her immediate family and Toro, its senior management and its independent auditor. Based on this review and as required by the independence standards of the NYSE, the Board has affirmatively determined that all nonemployee directors are independent from management and its independent auditor within the meaning of the NYSE listing standards.

      The Board held six meetings during Fiscal 2003. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

      It is Toro’s policy that all directors should attend the Annual Meeting of Stockholders and Toro regularly schedules a Board meeting on the same day as the Annual Meeting. Ten members of the Board attended the 2003 Annual Meeting.

      The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of Toro.

Nominees for Election to Board of Directors (Term ending after Fiscal 2006)

      Robert C. Buhrmaster, age 56. Chairman since February 1998 and Chief Executive Officer since May 1994, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). From May 1994 to January 2003 he also served as President. First elected to the Toro Board in 1996, he is a member of the Audit Committee, Executive Committee and the Nominating and Governance Committee.

      Winslow H. Buxton, age 64. Retired. From January 1993 through April 2002 served as Chairman of the Board of Directors, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturing). In addition, he served as Chief Executive Officer from August 1992 through December 2000, and from August 1992 to December 1999 he served as President. First elected to the Toro Board in 1998, he is Chair of the Nominating and Governance Committee and a member of the Audit Committee and the Executive Committee. Mr. Buxton is a director of Bemis Company, Inc.

      Robert H. Nassau, age 62. Director of Corporate Accounts since November 2003, F2 Intelligence Group, Minneapolis, Minnesota (consulting). Owner and Chief Executive Officer since February 2000, Nasly Inc., an inactive corporation since June 2003, Lahaina, Hawaii (food, beverage and entertainment). From January 1997 to August 1999, he served as President and Chief Executive Officer, St. Raymond Wood Products Holding Limited (wood manufacturing). First elected to the Toro Board in 1988, he is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Christopher A. Twomey, age 55. Chairman of the Board since August 2003 and Chief Executive Officer and President since February 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). First elected to the Toro Board in 1998, he is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Twomey is a director of Arctic Cat Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2004)

      Ronald O. Baukol, age 66. Retired. From May 1995 through February 2002 served as Executive Vice President, International Operations, 3M Company, Saint Paul, Minnesota (manufacturing). First elected to the Toro Board in 1995, he is a member of the Executive Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Katherine J. Harless, age 52. President since June 2000, Verizon Information Services, Inc., Dallas, Texas (publisher). From July 1996 to August 2000, she served as President, GTE Airfone, Inc, Texas and New Mexico (air-to-ground communications). First elected to the Toro Board in 2000, she is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee.

      Dale R. Olseth, age 73. Chairman of the Board and Chief Executive Officer since November 1986, SurModics, Inc., Eden Prairie, Minnesota (surface modification). He also served as President of SurModics, Inc. from November 1996 to July 1998. First elected to the Toro Board in 1980, he is presiding non-management director (see “Corporate Governance— Complaint Procedure; Communications with Directors” below) and a member of the Nominating and Governance Committee. Mr. Olseth is a director of SurModics, Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2005)

      Janet K. Cooper, age 50. Senior Vice President and Treasurer since September 2002 of Qwest Communications International Inc. (“Qwest”), Denver, Colorado (telecommunications). From January 2001 to June 2002 she served as Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, Broomfield, Colorado (enterprise open network storage). From July 2000 to January 2001 she was Senior Vice President, Finance, Qwest. She served in several executive positions with US West, Inc., including from June 1999 to June 2000, Vice President Finance and Controller; from February 1999 to June 1999, Vice President—Treasurer and Controller; and from May 1998 to February 1999, Vice President Treasurer. She previously was employed by The Quaker Oats Company and served as Vice President, Treasurer and Tax from July 1997 to May 1998. First elected to the Toro Board in 1994, she is Chair of the Audit Committee and a member of the Compensation and Human Resources Committee. Ms. Cooper is a director of Lennox International Inc.

      Kendrick B. Melrose, age 63. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in 1981. Mr. Melrose is also Chair of the Executive Committee. Mr. Melrose is a director of SurModics, Inc. and Donaldson Company, Inc.

      Gregg W. Steinhafel, age 49. President since August 1999, Target Stores, a division of Target Corporation, Minneapolis, Minnesota (retailing). Served as Executive Vice President Merchandising from July 1994 to July 1999. First elected to the Toro Board in 1999, he is a member of the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee.

      Edwin H. Wingate, age 71. Retired. Served as Senior Vice President— Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing) from June 1980 through August 1997. First elected to the Toro Board in 1989, he is Chair of the Compensation and Human Resources Committee and a member of the Audit Committee. Mr. Wingate is a director of The Roche Brothers Supermarket Incorporated.

The Board of Directors unanimously recommends a vote FOR the election of all nominees for director.

      The Board has four committees with the principal functions described below. The charter of each committee, except the Executive Committee, is posted on our web site at www.thetorocompany.com/. A copy of each charter is available in print to any stockholder upon request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota, by telephone 888-237-3054, or by email at jeanne.ryan@toro.com.

      Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board, including the power to declare dividends on Toro Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 2003.

      Audit Committee. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The committee assists the Board in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of Toro’s internal audit function, as well as accounting and reporting processes.

      For many years the Company’s Audit Committee has been composed entirely of directors who are not employees of the Company and have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable NYSE listing standards. Each member must be “financially literate” under recently revised NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The Chair of the committee must have such accounting or related financial management expertise as to be considered a “financial expert” under rules of the Securities and Exchange Commission adopted pursuant to requirements of the Sarbanes-Oxley Act of 2002.

      The Board has determined that all members of the committee are financially literate and that Audit Committee Chair Janet K. Cooper meets the definition of “financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including Senior Vice President and Treasurer of Qwest, and Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest, US West, Inc. and The Quaker Oats Company.

      The committee’s duties are set forth in its charter which is included as Exhibit A to this Proxy Statement and can also be found on the Toro web site at www.thetorocompany.com/. Among its duties are reviewing and evaluating at least annually the qualifications, independence and performance of the Company’s independent public accountants and selecting, engaging, retaining and compensating them; reviewing and approving in advance the scope, magnitude and budgets of all examinations of the Company’s financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving in advance the retention of the independent auditor for all types of audit and nonaudit services to be performed by independent public accountants and approving the fees for such services; meeting with independent public accountants not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company’s Code of Conduct and its Code of Ethics for CEO and Senior Financial Officers, as well as policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters; receiving analyses and comments regarding accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues; and notifying the Board of major problems or deficiencies discovered with respect to the committee’s duties.

      Additional information regarding the Audit Committee and the Company’s independent auditor is disclosed under the Audit Committee Report and Proposal Two. The Audit Committee held three full meetings and eight interim conference call meetings during Fiscal 2003. At each of the full meetings the committee met in private session with the Company’s independent auditor, at one of these meetings the committee met in private session with management and at one of the full meetings and during one of the interim conference calls, met in private session with the Company’s internal auditor.

      Compensation and Human Resources Committee. All members of the Compensation and Human Resources Committee must be independent within the meaning of applicable NYSE listing standards. This committee’s functions include making recommendations to the Board relating to compensation of Toro’s Chairman of the Board and Chief Executive Officer and its elected executive officers. The committee has sole authority to retain and terminate any external compensation consultant used in the evaluation of Chief Executive Officer or elected officer compensation, including approval of fees. The committee is responsible for reviewing and monitoring human resource and organizational matters and has overall responsibility for approving and evaluating all compensation plans, policies and programs of Toro as they affect the Chairman and Chief Executive Officer, elected officers, other executive officers and management. The committee approves incentive compensation awards and overall compensation levels, including annual base salaries and annual incentive opportunities for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The committee annually reviews and approves overall employee salary policies, as well as equity based programs for all categories of employees. The committee monitors Toro’s compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits. The committee reviews and determines the form and amount of compensation for independent directors and annually reviews its own performance. Two meetings of the committee were held during Fiscal 2003.

      Nominating and Governance Committee. Toro has had a Nominating Committee of the Board of Directors for many years. In Fiscal 2003, the name of the committee was changed to the Nominating and Governance Committee. All members of this committee meet the independence requirements of the NYSE listing standards. This committee’s functions are set forth in its charter, and include assisting the Board by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of stockholders; recommending to the Board the Corporate Governance Guidelines applicable to Toro; leading the Board in its annual review of the Board’s performance and recommending the Board director nominees for each committee. The committee has sole authority to retain and to terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. The committee actively seeks individuals qualified to become Board members and makes recommendations based on experience, expertise and geographical representation. The committee, with the participation of the Chairman of the Board, annually polls the Board about directors whose terms are expiring and recommends that any director who does not continue to have the affirmative support of a majority of the members of the Board not stand for election. The committee must annually review the adequacy of its charter and its own performance. A current copy of the charter is available to stockholders on Toro’s web site at www.thetorocompany.com/. The committee does not have an express policy with regard to consideration of director candidates recommended by stockholders because Toro’s bylaws permit a stockholder to nominate a candidate. The Nominating and Governance Committee will consider director candidates proposed by stockholders. Those candidates must be highly qualified, exhibiting the experience and expertise required of the Board’s own pool of candidates and interest in Toro’s businesses, and also the ability to attend and prepare for Board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. A stockholder wishing to nominate a candidate should do so in accordance with the guidelines set forth on page 26. See “Other Information— Stockholder Proposals for 2005 Annual Meeting” below. Two meetings of the committee were held during Fiscal 2003.

      The Audit Committee Report that follows, the Audit Committee Charter which is Exhibit A to this Proxy Statement, the Compensation and Human Resources Committee Report on page 19 and the Performance Graph on page 18 shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of Toro’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, neither of the reports nor the Performance Graph shall be incorporated by reference into any such filings.

Audit Committee Report

      This report is furnished by the Audit Committee of the Toro Board of Directors with respect to Toro’s financial statements for Fiscal 2003. The Board of Directors has determined that all members of the committee are independent as defined in applicable NYSE listing standards.

      The committee operates pursuant to a written charter first adopted by the Board on October 11, 1988 and amended four times, most recently on September 23, 2003. A copy of the charter as amended is Exhibit A to this Proxy Statement.

      Toro management is responsible for the preparation and presentation of complete and accurate financial statements. The independent auditor, KPMG LLP, is responsible for performing an independent audit of Toro’s financial statements in accordance with generally accepted auditing standards and for issuing a report on their audit.

      In performing its oversight role, the Audit Committee has reviewed and discussed with management Toro’s audited financial statements for Fiscal 2003. Management represented to the Audit Committee that Toro’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with KPMG LLP, Toro’s independent auditor for Fiscal 2003, the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for Toro’s Fiscal 2003. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as in effect for Toro’s Fiscal 2003. The committee has discussed with KPMG LLP the auditors’ independence and concluded that the independent auditor is independent from Toro and its management.

      Based on the review and discussions referred to in the foregoing paragraph, and subject to the limitations on the role and responsibilities of the committee in its charter, the Audit Committee recommended to the Board of Directors that Toro’s audited financial statements for Fiscal 2003 be included in Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Janet K. Cooper, Chair
Robert C. Buhrmaster
Winslow H. Buxton
Gregg W. Steinhafel
Christopher A. Twomey
Edwin H. Wingate

Board Compensation

      Fees and Stock Awards. Compensation for Toro directors who are not employees of Toro is designed to link a director’s compensation with stockholder interests. The compensation therefore includes stock components as well as cash. Cash compensation for Fiscal 2003 included an annual retainer and meeting fees ($20,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). The Chair of the Audit Committee receives $3,000 for each meeting attended and $500 for each interim conference call meeting in which the Chair participates and the Chairs of each of the other board committees receive $2,000 for each meeting they attend.

Non-employee directors also receive an annual grant of Common Stock having a $10,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to the award) and a 2,000 share stock option award (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant which is the first business day of the fiscal year) pursuant to The Toro Company Directors Stock Plan and The Toro Company 2000 Directors Stock Plan (“Directors Plans”). A director may elect to receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both. Toro also supplies directors with Toro products for their personal use.

      Other Arrangements. An outside director may elect to defer receipt of Board compensation under the Deferred Compensation Plan for Non-Employee Directors. Interest is accrued quarterly on deferred cash amounts at the average prime rate charged by U. S. Bank National Association, Minneapolis, Minnesota (ranging from 4.0% to 4.5% in Fiscal 2003). Ms. Cooper deferred all or a portion of her cash compensation and her account was credited with interest at the rates described. Deferred stock compensation is credited as Common Stock units, which are credited with dividends that are reinvested as additional units. Ms. Harless has in past years deferred her Common Stock awards and her account was credited with 6.471 Common Stock units for regular dividends paid during Fiscal 2003.

      Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and Toro’s Amended and Restated Certificate of Incorporation, and of continued coverage under Toro’s directors and officers liability insurance, to the extent it is maintained.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows compensation of Toro’s Chief Executive Officer and the named executive officers for the last three fiscal years. The named executive officers include the four most highly compensated executive officers other than the CEO, who were serving as executive officers on October 31, 2003. All share amounts in the tables and notes are adjusted to reflect the 2 for 1 split of Toro Common Stock effective April 14, 2003.

						Long Term Compensation

		Annual Compensation				Awards		Payouts

					Other Annual	Restricted		LTIP		All Other
Name and		Salary	Bonus		Compensation	Stock	Options	Payouts		Compensation
Principal Position	Year	($)	($)		($)(1)	($)	(#)(2)	($)(3)		($)(4)

Kendrick B. Melrose	2003	$711,625	$613,207	(5)	$52,162	$0 (8)	94,000	$2,100,342		$327,589
Chairman of the Board &	2002	683,589	553,194	(5)	360,979	0	93,000	1,384,662		309,391
Chief Executive Officer	2001	656,663	400,302	(5)	9,411,136 (7)	0	102,000	1,421,894		268,917
Michael J. Hoffman	2003	310,000	193,905	(5)	0	0	21,000	296,419		82,199
Group Vice President	2002	286,506	151,974	(5)	87,090	0	24,000	359,962	(10)	79,877
	2001	255,000	162,262	(5)	20,136	0	27,600	209,884		58,559
Stephen P. Wolfe	2003	298,790	183,905	(5)	603,520	0	23,000	567,431		111,924
Vice President Finance &	2002	282,828	176,060	(5)	89,123	0	24,600	439,069		96,784
Chief Financial Officer	2001	270,842	123,829	(5)	37,238	0	27,600	385,938		80,572
Karen M. Meyer	2003	280,967	172,935	(5)	591,469	0	22,000	533,555		99,286
Vice President,	2002	267,710	166,649	(5)	0	0	23,000	363,029		92,514
Administration	2001	256,740	117,382	(5)	51,831	0	25,800	372,425		84,696
Timothy A. Ford	2003	280,000	172,340	(5)	0	0	16,000	359,456		0
Group Vice President	2002	261,249	181,155	(5)	0	0	16,000	190,390	(11)	0
	2001	31,250	80,000	(6)	0	171,000 (9)	30,000	0		0

(1)	Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is the closing price of the Common Stock on NYSE on the date of exercise or actual sale price. All of these options have an exercise price equal to fair market value on the date of grant and were exercisable immediately upon grant. Also includes the dollar value of executive perquisites for Mr. Melrose ($19,825 of his perquisites were for car lease and expenses).

(2)	Options granted pursuant to The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. For information on Toro’s stock option plans, see Stock Options on page 15 under this Executive Compensation section.

(3)	Amounts shown for Fiscal 2003 reflect the value of Performance Shares that vested for the three year Award Term of Fiscal 2001 through 2003 under The Toro Company Performance Share Plan (the “Performance Share Plan”), a long term incentive plan described in greater detail under Long Term Incentive Compensation and the Compensation and Human Resources Committee Report. Performance Shares that vested with respect to Fiscal 2001 to 2003 are valued as of December 4, 2003, the date the Compensation and Human Resources Committee certified performance goal achievement. Award payouts were based on cumulative net income plus after tax interest expense and cumulative average net asset turns performance goals with respect to the Fiscal 2001 to 2003 performance period. Shares issued or credited to each officer with respect to Fiscal 2003 are as follows: Mr. Melrose 43,648, Mr. Hoffman

6,160, Mr. Wolfe 11,292 and Ms. Meyer 11,088. Mr. Ford was credited with 7,470 shares for a two year transitional performance period of Fiscal 2002 to 2003. Amounts shown for Fiscal 2002 reflect the value of Performance Shares vested for a three year performance period of Fiscal 2000 to 2002 for Messrs. Melrose, Hoffman and Wolfe and Ms. Meyer and a one year transitional performance period for Mr. Ford who first became a participant in this plan for Fiscal 2002. Those shares were valued as of December 4, 2002. Amounts shown for Fiscal 2001 reflect the value of Performance Shares vested for a three year performance period of Fiscal 1999 to 2001 for Messrs. Melrose, Hoffman and Wolfe, and Ms. Meyer. Those shares were valued as of December 4, 2001.

(4)	Amounts include Company contributions and allocations to The Toro Company Investment, Savings and Employee Stock Ownership Plan (a defined contribution retirement plan) for calendar years 2003, 2002 and 2001 (an aggregate of $24,300 each for Messrs. Melrose, Hoffman and Wolfe, and Ms. Meyer for calendar year 2003). Mr. Ford was not yet eligible to receive benefits under this plan. Also includes amounts accrued pursuant to Toro’s Supplemental Management Retirement Plan for executive officers who receive annual compensation of $200,000 or more ($303,259 for Mr. Melrose, $57,869 for Mr. Hoffman, $87,594 for Mr. Wolfe and $74,956 for Ms. Meyer for calendar year 2003). Participants’ accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans, without regard to limitations imposed by the Internal Revenue Code, and the aggregate amount of contributions actually allocated (“excess benefit accounts”). Although amounts credited to such accounts remain a part of Toro’s general assets until distributed to participants, if there is a change of control of Toro (as defined in the plans), or if we accept a participant’s request to direct investment of an account, we will transfer to a trust an amount in cash equal to the total amount of accrued benefits for all participants or for the electing participant, as the case may be. Because these plans operate on a calendar year basis, a small portion of the amounts shown for each fiscal year may have been accrued with respect to a different fiscal year.

(5)	Amounts reflect payments made, or deferred at the election of the officer, pursuant to the Annual Incentive Plan as in effect for the fiscal year indicated. For more information on this plan, see the Compensation and Human Resources Committee Report.

(6)	Mr. Ford was paid $80,000 in connection with commencement of his employment in Fiscal 2001.

(7)	Amount includes $8,403,590 attributable to exercise of options on 600,000 shares of Common Stock granted to Mr. Melrose in 1991 in lieu of $100,000 of base salary each year for five years from 1991 to 1995. The exercise price for these salary reduction options based on Toro’s stock price in 1991 was $7.475 per share. Toro’s stock price at the time of Mr. Melrose’s exercises in 2001 ranged from $21.75 to $23.25. Share and dollar amounts are adjusted to reflect the 2 for 1 split in Toro Common Stock effective April 14, 2003.

(8)	Mr. Melrose holds 24,454 shares of unvested restricted stock under the Chief Executive Officer Succession Incentive Agreement. The value of these shares based on the closing price of the Common Stock on NYSE on October 31, 2003 was $1,215,364.

(9)	Amount reflects the value of 8,000 shares of restricted stock awarded to Mr. Ford on July 19, 2001 in connection with commencement of his employment, with vesting based on continued

employment. 4,400 shares vested on November 30, 2003 and 3,600 shares vested on November 30, 2002. Dividends were paid on the restricted stock.

(10)	Amount reflects the value of 4,400 shares of restricted stock, which vested with respect to achievement of a division controllable profit contribution performance goal for the Consumer Business, established May 18, 2000. The value is based on the closing price of Toro Common Stock on October 31, 2002, the vesting date. Dividends were paid on the restricted stock.

(11)	The amount shown for Mr. Ford was for payment under a one year transition award for Fiscal 2002 to bring him into the Performance Share Plan.

Employment Agreements

      Change in Control Agreements. Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 and amended in Fiscal 1998. The agreements are operative only upon the occurrence of a “change in control”, which includes substantially those events described below. Absent a change in control, the agreements do not require Toro to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that for three years after a change in control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three year period the executive’s employment is terminated by Toro other than for cause, or if the executive terminates employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30 day period following the first anniversary of the change in control, the executive is entitled to receive all accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, in the event an excise tax is imposed on payments under the agreement, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, both income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

      Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 15% of Toro’s outstanding voting stock; or (3) Toro’s stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), to exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of Toro’s assets, or to liquidate or dissolve Toro.

      If a change in control of Toro had occurred on January 1, 2004 and had resulted in the involuntary termination of the Chief Executive Officer and the named executive officers at that time or the termination by such executives for good reason, the Lump Sum Payment to be made to the Chief Executive Officer and the named executive officers in the aggregate would have been approximately $9,878,409 (before excise tax). Toro has also established a trust for the benefit of these officers which, in the event of a change of control, must be funded in an amount equal to Toro’s accrued liability related to the agreements.

Stock Options

      Toro has outstanding options under two stock option plans, The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. The 1993 Plan terminated August 17, 2003 and no further options may be granted under that plan. The plans are administered by the Compensation and Human Resources Committee which selects employees to whom options are granted.

      As of January 2004, 601,311 shares remained available for new grants under the 2000 Plan. The exercise price of an option must be not less than 100% of the fair market value of the Common Stock on the date of grant and an option may not be repriced, once granted. Options are not transferable except by will or the laws of descent and distribution. Options may have a term of up to ten years. The committee may permit options to be exercised immediately after grant or may impose vesting requirements. Options may be exercised using cash, stock or a cashless method through a broker.

Option Grants in Last Fiscal Year

      The following table shows options granted under the 1993 Plan and the 2000 Plan during Fiscal 2003 to the Chief Executive Officer and the named executive officers, after adjustment for the 2 for 1 stock split effective April 14, 2003.

	Individual Grants

	Number of	Percent of			Grant Date
	Shares	Total	Exercise		Value
	Underlying	Options	or Base
	Options	Granted to	Price		Grant Date
	Granted	Employees in	($ Per	Expiration	Present
Name	(#)	Fiscal Year	Share)	Date	Value($)(1)

Kendrick B. Melrose	94,000	17.00%	$32.275	12/4/12	$1,290,620
Michael J. Hoffman	21,000	3.80	$32.275	12/4/12	288,330
Stephen P. Wolfe	23,000	4.16	$32.275	12/4/12	315,790
Karen M. Meyer	22,000	3.98	$32.275	12/4/12	302,060
Timothy A. Ford	16,000	2.89	$32.275	12/4/12	219,680

(1)	The grant date present value shown is an estimate only, arrived at using the Black-Scholes option pricing model, with the following weighted average assumptions as of the December 4, 2002 grant date: risk-free interest rate of 4.16%, expected life of option of 9 years, expected dividend yield of .42% and expected stock volatility of 28.12%.

Aggregated Option Exercises in Fiscal 2003

And Fiscal Year-End Values

      The following table summarizes stock options exercised by the Chief Executive Officer and the named executive officers during Fiscal 2003 and the total number of options held by each listed individual as of October 31, 2003, after adjustment for the 2 for 1 stock split effective April 14, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Period End(#)		Fiscal Period End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)

Kendrick B. Melrose	0	$0.00	458,000	24,000	$13,390,023	$813,300
Michael J. Hoffman	0	0.00	85,200	16,000	2,375,301	542,200
Stephen P. Wolfe	17,236	603,520	107,364	16,000	3,045,357	542,200
Karen M. Meyer	25,400	591,469	89,600	16,000	2,448,094	542,200
Timothy A. Ford	0	0	46,000	16,000	1,092,550	542,200

(1)	Difference between October 31, 2003 closing price of the Common Stock on NYSE ($49.70) and the option exercise price.

(2)	These options vested December 10, 2003 (fiscal 2004). See Compensation and Human Resources Committee Report on Executive Compensation — 5 x Five Option Vesting.

Long Term Incentive Compensation

      The following table shows awards of long term incentive compensation made under the Performance Share Plan to the Chief Executive Officer and the named executive officers during Fiscal 2003, after adjustment for the 2 for 1 stock split effective April 14, 2003.

			Estimated Future Payouts
			Under Non-Stock
			Price-Based Plan(s)(2)
	Number of Shares,	Performance or Other
	Units or	Period Until	Threshold	Target	Maximum
Name	Other Rights(#)(1)	Maturation or Payout	(#)	(#)	(#)

Kendrick B. Melrose	1 Award	Fiscal 2003 through 2005	1	40,000	80,000
Michael J. Hoffman	1 Award	Fiscal 2003 through 2005	1	9,000	18,000
Stephen P. Wolfe	1 Award	Fiscal 2003 through 2005	1	10,300	20,600
Karen M. Meyer	1 Award	Fiscal 2003 through 2005	1	9,500	19,000
Timothy A. Ford	1 Award	Fiscal 2003 through 2005	1	7,200	14,400

(1)	Performance Share Awards are granted under the Performance Share Plan. A Performance Share Award is a right to receive shares of Common Stock if Toro achieves pre-established financial performance goals during a performance period, usually three years. If performance goals are achieved at levels above or below a pre-established target level, the number of shares issued in payment of the award will be increased or reduced, including to zero. For additional information on this plan, see the Compensation and Human Resources Committee Report.

(2)	The amounts shown are the number of shares of Common Stock that may be issued if performance goals are achieved. The goals are based on net income plus after tax interest and total average net assets, as set forth in a matrix approved by the Compensation and Human Resources Committee. If actual performance is below performance goal threshold levels, no payouts are made. The potential dollar value of a payout will fluctuate with the market value of the Common Stock. At the date of the grant of these awards on December 4, 2002, the closing price of the Common Stock on the NYSE was $32.275. On October 31, 2003, the closing price of the Common Stock was $49.70.

Equity Compensation Plan Information

      The following table provides information about shares of Toro Common Stock that may be issued under Toro’s equity compensation plans, as of October 31, 2003, after adjustment for the 2 for 1 stock split of the Common Stock effective April 14, 2003.

	(a)		(b)	(c)
	Number of securities to be		Weighted average exercise	Number of securities remaining
	issued upon exercise of		price of outstanding options,	available for future issuance
	outstanding options,		warrants and rights	under equity compensation plans
	warrants and rights			(excluding securities reflected in
Plan Category(1)				column (a))

Equity compensation plans approved by security holders	2,238,060	(1)(2)	$21.30	3,303,438	(3)

Equity compensation plans not approved by security holders	0		N/A	47,360	(4)

Total	2,238,060	(1)	$21.30	2,350,798	(3)(4)

(1)	Amount includes outstanding options under The Toro Company 2000 Stock Option Plan, The Toro Company 1993 Stock Option Plan, The Toro Company 2000 Directors Stock Plan and The Toro Company Director Stock Plan.

(2)	Performance Share Awards (a right to receive shares of Common Stock if Toro achieves pre-established, long-term performance goals) outstanding under The Toro Company Performance Share Plan are not included in the amount in column (a) and have been disregarded in computing the weighted average exercise price in column (b), because they do not have an exercise price.

(3)	Amount includes 1,065,378 shares remaining available for future issuance upon exercise of options that may be granted under the option plans listed in note (1) above. Amount also includes 1,514,434 shares remaining available for grant under the Performance Share Plan, and 46,417 shares remaining available under The Toro Company Annual Management Incentive Plan II for issuance of Common Stock under Stock Retention Awards. Shares that remain available under The Toro Company Directors Stock Plan (11,997 shares) and The Toro Company 2000 Directors Stock Plan (140,000) may be used for annual grants of shares of Common Stock to outside directors (“Directors Shares”), in addition to option grants. Under the Directors Share program, each outside director receives shares having a value equal to $10,000, valued at fair market value, on the first business day of each fiscal year.

(4)	Amount includes 47,360 shares remaining available for future issuance under the Toro Australia Pty. Limited General Employee Stock Plan. This plan was not required to be approved by stockholders at the time of its adoption. Under this plan, eligible employees of a subsidiary of Toro may acquire shares of Toro Common Stock in exchange for salary reduction. Up to 50,000 shares of Common Stock are authorized to be issued under this plan.

Performance Graph

      The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of Toro Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1999.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG THE TORO COMPANY, S & P 500 INDEX
AND PEER GROUP

	Cumulative Total Return

	10/98	10/99	10/00	10/01	10/02	10/03

THE TORO COMPANY	100.00	164.62	162.99	202.22	303.76	475.79
S & P 500	100.00	125.67	133.33	100.12	85.00	102.68
PEER GROUP	100.00	109.47	96.50	103.57	111.58	146.66

      *This graph assumes $100 invested on October 31, 1998 in the Common Stock, the S&P 500 Index and the peer group index including reinvestment of dividends.

      The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index for 2002, the most recent year available, which includes: AGCO Corporation, The Alpine Group, American Standard Companies, Inc., The Black & Decker Corporation, Briggs & Stratton Corporation, Caterpillar Inc., Crane Co., Cummins Engine Company, Inc., Deere & Company, Dover Corporation, Flowserve Corporation, General Cable Corporation, Harsco Corporation, Illinois Tool Works Inc., International Game Technology, ITT Industries, Inc., Kennametal Inc., Lennox International Inc., Milacron Inc., NACCO Industries, Inc., Pall Corporation, Parker-Hannifin

Corporation, Pentair, Inc., Snap-On Incorporated, The Shaw Group Inc., Stewart & Stevenson Services Inc., Tecumseh Products Company, Teleflex, Terex Corporation, Timken Company, Unova, Inc., Walter Industries Inc. and York International Corporation. Nortek, Inc. was removed from the index.

Compensation and Human Resources Committee Report

On Executive Compensation

      This report is furnished by Toro’s Compensation and Human Resources Committee of the Board of Directors. We review, establish and approve changes to compensation policies and administer compensation plans for Toro’s executive officers.

General Policies

      Toro’s compensation policies are designed to attract, retain and motivate highly qualified executives; to assure that Toro competes successfully for executive talent to accomplish its goals; to compensate executive officers for performance and to encourage significant ownership of Toro Common Stock by our officers. We have always been conservative in granting stock options, and in the past five years have tied a substantial portion of total executive compensation to achievement of financial goals of Toro and its divisions. By relying heavily on Performance Shares as a component of total compensation, we have not only linked compensation to Toro’s stock price, we have also assured that a significant portion of compensation paid is reflected as an expense in Toro’s financial statements.

      We set target dollar amounts of executive compensation based on an independent evaluation of the market competitiveness of Toro’s officer compensation program conducted by a professional compensation consulting firm. We establish a target total compensation package for each executive position, usually within a 5% range of the median market level for similar positions in businesses with revenues comparable to those of Toro, but subject to adjustment to reflect level of experience. The total compensation package is then broken into three components (base salary, annual incentive compensation and long term compensation) as discussed in detail below, with an emphasis on incentive compensation.

Base Salary

      We establish a base salary range for each executive position, reflecting median base salaries for the comparative group. Surveys are conducted annually.

      A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For Fiscal 2003, base salaries for Mr. Melrose and the named executive officers ranged from 4.0 to 4.5% higher than the prior year’s salaries, and were at the median market level. Mr. Melrose’s salary for Fiscal 2003 was set at $711,625 based on the same method used in establishing other executive officers’ base salaries. For compensation purposes, the committee evaluates Mr. Melrose’s performance on an annual basis. Mr. Melrose evaluates the other named executive officers and those evaluations are used by the committee in establishing base salaries.

Incentive Compensation

      An executive of Toro will earn total compensation that is competitive with the market only if Toro achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels. Total compensation for Fiscal 2003 was above the median market level. The level of compensation reflected strong achievement of annual performance goals under the Annual Management Incentive Plan II. That achievement was tempered by a slightly lower performance against three year performance goals under the Performance Share Plan. However, because payments under the Performance Share Plan are made in shares of Toro Common Stock, and because Toro’s stock has performed very well in the market over the past three years, total compensation nonetheless came in above median market levels.

      The incentive components of compensation are intended to encourage achievement of both short term and long term financial and operational objectives. The committee has also increasingly placed emphasis on compensation tied to the market price of Toro’s Common Stock. For many years the committee has granted stock options to its executives, and in Fiscal 1999, the committee began to make awards under the Performance Share Plan. Under this plan, compensation is paid exclusively in the form of shares of Common Stock.

      For Fiscal 2003 79.2% of Mr. Melrose’s total compensation (excluding the value of stock option grants) consisted of incentive payments, and his total compensation package was slightly above median market levels reflecting Toro’s achievement of annual performance goals above target levels and achievement of three year performance goals somewhat below target levels. The portion of other named executive officers’ total compensation attributable to incentive award payments other than option gains ranged from 61.3% to 71.6% of total compensation.

      Annual Incentive Compensation. Under Toro’s stockholder-approved Annual Management Incentive Plan II (“Annual Incentive Plan”), executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer’s position) and Toro’s level of achievement of performance goals and, for most participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but not more than 200% of the target award amount. If goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Incentive Plan are recommended by management and selected by the committee. The maximum allowable award at target (planned) performance under the Annual Incentive Plan for Mr. Melrose is 75% of his base salary and for the other named executive officers, 55% of their base salaries. The percentage set for annual performance awards for Fiscal 2003 was 70% for Mr. Melrose and 50% for the other named executive officers. Percentages are based on the executive’s salary grade and job position and not on individual factors.

      The committee may also select officers to receive Stock Retention Awards, which entitle an officer to convert up to 50% of a cash award payout to shares of Common Stock or deferred Common Stock units, and to receive one additional share of stock for each two shares acquired in the conversion. The committee did not award Stock Retention Awards for Fiscal 2003 because it was generally satisfied that officers had achieved stock ownership guidelines and that other elements of compensation were adequate.

      Under the Annual Incentive Plan as in effect for Fiscal 2003, the committee established earnings per share (EPS) and “average net asset turns” performance goals as the basis for payment of a target award amount for each corporate participant. Additional division goals were established for other executive officers based on division controllable profit contribution and current asset turns goals, tailored to each division. Division participants’ awards were based 50% on the level of achievement of corporate goals and 50% on the level of achievement of applicable division goals. Under additional Strategic Performance Measure goals, a recipient’s pre-established payout can be increased by up to an additional 20% of the award payment that would otherwise be made with respect to corporate and division performance goal achievement, but to not more than 200% of the target award. If Strategic Performance Measure Goals are not achieved, an award payment may be reduced by as much as 20%. SPM goals related to specific business strategies to strengthen Toro’s residential and professional businesses were established for Messrs. Hoffman, Ford and Wolfe for Fiscal 2003.

      Toro achieved its corporate performance goals for Fiscal 2003, with both EPS and average net asset turns exceeding the target goals. Bonus payments were made under the Annual Incentive Plan at 123.1% of target awards for corporate participants, including Mr. Melrose and the four named executive officers. Award payments of 135.5% of targets were made to commercial division participants. Consumer division participants received awards at 115.8% of target and Toro LCB participants received award payments of 117.0%. Exmark participants received awards at 155.7% of target, reflecting especially strong performance. Other divisions did not perform as well and award payments were reduced. The international division achieved its goals at only 84.9%, and participants received award payments at 104.0% of target. The irrigation division did not achieve its target goals, and award payments were made at 71.6% of target. Agricultural division participants did not receive award payments. The committee adjusted total payouts for Strategic Performance Measure goal achievement for Mr. Hoffman by adding 2% to the award payment that otherwise would have been paid.

      Long Term Incentive Compensation. Key employees may receive long term incentive compensation in the form of Performance Shares under the Performance Share Plan and stock options under Toro’s stockholder-approved plans.

      A recipient of a Performance Share Award may receive shares of Common Stock if Toro achieves pre-established performance goals, generally over a three year period. The number of shares covered by an award is based on a target dollar value that is a component of total compensation divided by the market value of the Common Stock prior to the time of the award, discounted for projected annual forfeitures. Under awards granted in Fiscal 2001 for the three year award period Fiscal 2001 to 2003, the committee established performance goals based on cumulative net income plus after tax interest expense and cumulative average net asset turns. Toro exceeded the cumulative corporate average net asset turns goal slightly, but did not achieve the cumulative net income plus after tax interest goal. The committee certified payments to plan participants, including Messrs. Melrose, Hoffman and Wolfe, and Ms. Meyer at only 88.0% of target award amounts. Performance for a two year transition term of Fiscal 2002 to 2003 exceeded goals, however, and Mr. Ford, a new participant in the plan beginning in Fiscal 2002, received a payment under a two year transition award at 124.5% of the target award amount.

      We also make stock option grants pursuant to Toro’s stock option plans. We grant options to all key management employees, including Mr. Melrose and the named executive officers, using a target dollar value that is a percentage of target total compensation and a Black-Scholes valuation of the Common Stock. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. The options granted to Mr. Melrose and the named executive officers in Fiscal 2003 were exercisable immediately after grant and remain exercisable for a period of ten years. In Fiscal 2003, the committee granted Mr. Melrose options to purchase a total of 47,000 shares.

      5 x Five Option Vesting. In July 2000 the committee granted special options to Mr. Melrose and the named executive officers, as well as other executive officers and employees, as an incentive for Toro to achieve a performance goal of profit after tax of 5% as a percentage of revenues by the end of Fiscal 2003. In a press release issued December 10, 2003, the Company announced that it reached this goal in Fiscal 2003. As a result, an option for 24,000 shares vested for Mr. Melrose and options for 16,000 shares vested for each of the named executive officers on the date of the public announcement.

      Section 162(m). In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the committee considers Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Toro may take for compensation paid to a person who is “highly-compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based”. It is generally the policy of Toro that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The committee believes that annual incentive award payments under the Annual Incentive Plan, long term incentive award payments under the Performance Share Plan and stock options currently qualify as performance-based.

      We believe, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The committee’s purpose in doing so is to assure that Toro retains its best executives and remains competitive in the market for executive talent.

      If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly-compensated” for this purpose, the committee may consider requiring deferral of receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of Toro.

Stock Ownership Guidelines

      In November 1997, the committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by officers of Toro, ranging from a goal of five times base salary for the Chief Executive Officer to two or three times for other corporate officers. The recommended time period for reaching the guideline is five years. Based on the committee’s evaluation as of December 4, 2003, Messrs. Melrose, Hoffman and Wolfe, and Ms. Meyer were in compliance with the established guidelines. Mr. Ford has been employed by Toro for only 26 months and has not yet had sufficient time to accumulate stock at the guideline level. The committee will continue to review compliance with the policy on an annual basis.

Approval of Incentive Plans

      All of our recommendations with respect to compensation attributable to Fiscal 2003 were approved and adopted by the Board of Directors. In accordance with Toro’s past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), we continue to make decisions regarding the grant of stock options and other awards and our decisions are reported to and ratified by the Board.

Compensation and Human Resources Committee

Edwin H. Wingate, Chair Katherine J. Harless
Ronald O. Baukol Robert H. Nassau
Janet K. Cooper Gregg W. Steinhafel

Compensation and Human Resources

Committee Interlocks and Insider Participation

      The members of the Compensation and Human Resources Committee are Edwin H. Wingate, Chair, Ronald O. Baukol, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau and Gregg W. Steinhafel. Mr. Wingate was an officer of Toro from 1969 until 1981. None of the other named directors is or has been an officer or employee of Toro. Although Mr. Melrose is not a member of the committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or incentive award decision or any decision of the committee that might affect him personally.

PROPOSAL TWO—RATIFY SELECTION OF INDEPENDENT AUDITOR

      The Audit Committee of the Board of Directors has again selected KPMG LLP to serve as independent auditors for Fiscal 2004. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for stockholder approval at the meeting. Even if the selection is ratified, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of Toro and its stockholders.

      Representatives of KPMG LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

      If the stockholders do not approve the selection of KPMG LLP, the Board of Directors will reconsider its selection.

Audit, Audit-Related, Tax and Other Fees

      The following table presents fees billed by KPMG LLP for professional services for Fiscal 2003 and 2002, by category as described in the notes to the table.

	2003	2002

Audit(1)	$698,491	$595,250
Audit-Related Fees(2)	$139,600	25,000
Tax Fees(3)	$172,432	278,250
All Other Fees	-0-	-0-

(1)	Aggregate fees billed for professional services rendered by KPMG LLP for the audit of Toro’s annual financial statements, by year, review of financial statements included in Toro’s Quarterly Reports on Form 10-Q and other services normally provided in connection with Toro’s statutory and regulatory filings or engagements.

(2)	Aggregate fees billed for KPMG LLP’s assurance and services reasonably related to the performance of the audit or review of Toro’s financial statements, including benefit plan audits, and review of documentation related to preparation for certifications under the Sarbanes-Oxley Act of 2002, Section 404.

(3)	Aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including preparation of tax forms and some consulting for overseas and foreign tax fees.

Auditor Fees Pre-approval Policy

      In 2003, the Audit Committee amended its charter concerning approval of audit and non-audit services to be provided by the independent auditor to Toro. The provision requires that the committee review and pre-approve annually the actual cost and types of audit services and non-audit services to be performed by the independent public accountants. The committee may periodically pre-approve the retention of the independent auditor for any additional non-audit services.

      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as Toro’s independent auditor for Fiscal 2003.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      On December 4, 2003, the Board of Directors adopted updated Corporate Governance Guidelines to reflect recent changes in NYSE listing standards. These guidelines require that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. Toro has met this independence standard for many years, and the new rules did not necessitate changes to Toro’s Board of Directors membership.

      From time to time we revise Toro’s Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituencies. Toro’s Corporate Governance Guidelines are published on our web site at

www.thetorocompany.com/. You may obtain a copy of the guidelines in print by addressing your request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota, by telephone at 888-237-3054, or by email at jeanne.ryan@toro.com.

Code of Conduct and Code of Ethics for the CEO and Senior Financial Officers

      All of our employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Toro’s continued growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Board of Directors recently adopted a Code of Ethics for the CEO and Senior Financial Officers applicable to the Chief Executive Officer, Chief Financial Officer (Toro’s principal financial officer), Vice President and Corporate Controller (Toro’s principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by the Corporate Controller (“Senior Financial Officers”) who are bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Toro’s Code of Conduct and its Code of Ethics for CEO and Senior Financial Officers are published on our web site at www.thetorocompany.com/. Copies of the codes are available in print to any stockholder who requests them. Please address your request to Toro’s Assistant Corporate Secretary at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, or by telephone at 888-237-3054, or by email at jeanne.ryan@toro.com.

Complaint Procedure; Communications with Directors

      In Fiscal 2003, the Board of Directors appointed Dale R. Olseth as presiding non-management director (sometimes referred to as the “Lead Director”) with the responsibility to facilitate communications by stockholders and employees directly with the independent, non-management members of the Board of Directors, as well as to convene and preside at executive sessions of the Board. The presiding non-management director will maintain a special telephone line in his office, for the purposes described below.

      The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Toro currently has such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding these matters by any employee. Any employee who believes he or she has witnessed an incident involving financial fraud may leave a confidential or anonymous message at 1-800-850-7247 (U.S.) or +1-703-797-1734 (outside U.S.) or for the presiding non-management director, Dale R. Olseth, at 952-887-7268.

      Toro’s Board of Directors has also established a process for stockholders to send communications to the independent Board directors. Stockholders may communicate with the Board through the presiding non-management director by calling 952-887-7268 or by writing to Company’s Corporate Secretary. Communications sent to the Company addressed to the Board of Directors are screened by the Corporate Secretary for appropriateness before either forwarding or notifying the independent director of receipt of a communication.

OTHER INFORMATION

Stockholder Proposals for Annual Meeting in 2005

      The Annual Meeting of Stockholders is expected to be held on March 15, 2005. If you wish to make a proposal to be included in Toro’s Proxy Statement for the 2005 Annual Meeting, you must assure that the proposal is received by the Secretary of Toro no later than the close of business on October 3, 2004, unless the date of the meeting is delayed by more than 30 calendar days.

      If you wish to nominate a candidate for election to the Board of Directors or propose other business at the 2005 Annual Meeting, you must give complete and timely written notice to the Secretary of Toro, in accordance with Toro’s Bylaws. The deadline for the 2005 Annual Meeting is not later than December 15, 2004 nor earlier than November 1, 2004, unless the date of the meeting is advanced by more than 30 days or delayed by more than 60 days, in which case notice must be delivered not earlier than the 90th day nor later than the 60th day prior to the rescheduled meeting, or the 10th day following the day on which Toro first makes public announcement of the rescheduled meeting. If you would like a copy of Toro’s Bylaws, you may write to Toro’s Secretary or obtain a copy through the SEC’s EDGAR filing database at

      www.sec.gov/ edgar/ seachedgar/ webusers.htm
(Exhibit 3(ii) and 4(d) to Toro’s Quarterly Report on Form 10-Q for its quarter ended August 3, 2001). If a proposal is not timely and properly made in accordance with the procedures set forth in the Bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Toro’s Proxy Statement or Annual Report on Form 10-K may have been sent to multiple stockholders in each household. Additional copies of these documents are available in print to any stockholder who requests them. Please address your request to Toro’s Investor Relations Department at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, or by telephone at 952-887-7141, or by email at invest@toro.com. Any stockholder who wants to receive separate copies of Toro’s Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker or other nominee record holder. A copy of these documents may also be downloaded and printed from Toro’s web site at

      http://phx.corporate-ir.net/phoenix.zhtml?c=62289&p=irol-reports.

Annual Report

      Toro’s Annual Report on Form 10-K for Fiscal 2003 (the fiscal year ended October 31, 2003) is enclosed. The Form 10-K includes consolidated financial statements and notes, selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K is included in The Toro Company Corporate Profile Fiscal Year 2003, which contains information about Toro’s businesses, but is not part of Toro’s disclosure deemed to be filed with the Securities and Exchange Commission.

Cost and Method of Solicitation

      Toro will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. Toro will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of Toro may solicit proxies by telephone, electronic transmission and personally. They will receive no compensation for such services other than regular employee compensation. Toro has retained Morrow & Co., for an estimated fee of $7,500 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and soliciting proxies.

Other Business

      We know of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

Dated: January 30, 2004

BY ORDER OF THE BOARD OF DIRECTORS

J. LAWRENCE MCINTYRE
Vice President, Secretary and General Counsel

EXHIBIT A

THE TORO COMPANY

AUDIT COMMITTEE CHARTER

POLICY STATEMENT

The Audit Committee (the “Committee”) shall provide assistance to the Board of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements of The Toro Company (the “Company”) in oversight of the quality and integrity, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and accounting and reporting processes. In addition, the Committee shall cause the preparation of the report required by the Securities and Exchange Commission’s proxy rules to be included in the Company’s annual proxy statement and shall have the further duties and responsibilities set forth in this Charter. In achieving these purposes it is the Committee’s responsibility to foster free and open means of communication between the Company’s directors, independent public accountants, internal auditors, and management.

I.           ORGANIZATION

At the first meeting of each newly elected Board of Directors the members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Committee shall be comprised of a minimum of three directors, with one member designated as Chair. The Committee shall consist entirely of members who meet the independence and experience requirements of the New York Stock Exchange and any other regulations applicable to the Company from time to time, including regulations limiting Committee member compensation. Each Committee member shall be financially literate, as interpreted in the business judgment of the Board, or shall become financially literate within a reasonable period of time after appointment. The Chair shall have accounting or related financial management expertise and shall be a “financial expert”, as interpreted in the business judgment of the Board, in accordance with such regulations as may be applicable to the Company from time to time. No member of the Committee shall serve on more than two audit committees of publicly traded companies other than the Company at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee.

II.           MEETINGS

The Committee may meet as often as may be necessary or appropriate, and at such times and places as it shall determine, provided that the Committee shall meet at least three times a year. The Committee shall record the actions taken at such meetings, and shall report to the Board with respect thereto. A majority of the members of the Committee shall constitute a quorum. In the absence of the Chairman, the members may appoint another member to preside. As part of its goal to encourage open communication, the Committee shall meet at least annually with the Company’s management, internal auditor(s) and the independent public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III.           RESOURCES

The Committee shall have the authority to retain and compensate special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to the registered public accounting firm (as provided in the Sarbanes-Oxley Act of 2002) employed by the Company for the purpose of rendering or issuing an audit report, and to any advisors employed by the Audit Committee.

IV.           PRINCIPAL DUTIES AND RESPONSIBILITIES

The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation and oversight of accounting and financial processes and the work of any registered public accounting firm(as provided in the Sarbanes-Oxley Act of 2002) employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered accounting firm shall report directly to the Committee. The Audit Committee shall:

A.	Review and evaluate at least annually the qualifications, independence and performance of the independent public accountants and select, engage retain compensate and, where appropriate, replace the outside auditor. Review the experience and qualifications of the client service, lead audit, and lead tax partners. At least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues. If appropriate, review availability of other independent public accounting firms, and select a firm to audit the financial statements of the Company for the next fiscal year. The Committee shall periodically and at least annually obtain a formal written statement from such firm delineating all relationships between the firm and the Company confirming independence, and evaluating the impact of any disclosed relationships or services on the independence and objectivity of such firm; and shall take, or recommend that the Board of Directors take, appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

B.	Review, and approve in advance the scope, magnitude, and budgets of all examinations of the Company’s financial statements by the independent auditors.

C.	Review and approve in advance, the retention of the independent auditor for all types of audit and non-audit services to be performed by the independent public accountants, and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. Periodically pre-approve the retention of the independent auditor for any additional non-audit services.

D.	Either before or after a regular Committee meeting, meet as needed, but no less than once a year, with the independent public accountants without other representatives of the Company present to discuss internal controls and the accuracy and completeness of the Company’s financial statements.

E.	Review the Company’s general policies and procedures with respect to accounting and financial matters and internal controls, including this Charter, and update as conditions dictate. Recommend any proposed changes to this Charter to the Board for approval.

F.	Review the annual audit plans of the Company’s internal audit group and its capability to perform its duties (including its organization, staffing and independence).

G.	Review significant comments and recommendations of the internal audit group and management’s responses thereto.

H.	Review as needed, the Company’s Code of Business Conduct, and the Code of Ethics for CEO and Senior Financial Officers any changes thereto and the policies and procedures established for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Obtain reports from management with respect to compliance with the Code of Business Conduct including reports of any inquiries relating to the accounting records or any complaints received regarding accounting, internal accounting controls or auditing matters. In addition, obtain reports from management, the Company’s internal audit group and the independent auditor that the Company’s subsidiary/ foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct, including disclosures of insider and affiliated party transactions.

I.	Receive analyses and comments regarding AICPA, FASB, SEC, and other accounting pronouncements which might affect the Company.

J.	Review results of audit with the independent public accountants and management for the following areas:

1)	Difficulties encountered in performing the audit.

2)	Material errors or irregularities, or possible material illegal acts.

3)	The annual audited financial statements including significant issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

4)	Disagreements with management on financial accounting and reporting matters and auditing procedures which, if not satisfactorily resolved, would have caused a modification of the independent public accountant’s opinion on the Company’s financial statements.

5)	Company management’s responses to the foregoing.

6)	Opinions, if any, obtained by management from other independent public accountants on:

(a)	the application of generally accepted accounting principles that would affect the Company’s financial statements, or

(b)	the type of opinion that may be rendered on the Company’s financial statements, together with the conclusions reached by management and by the Company’s independent public accountant with respect to the matters covered by such opinions.

7)	Accounting and disclosure considerations associated with material contingencies as defined in FASB Statement No. 5, together with the nature and reasonableness of the underlying assumptions and estimates of management.

8)	Accounting and disclosure decisions with respect to transactions that are unusual in nature, and have a material effect on the financial statements.

9)	Situations involving the adoption of, or change in an accounting principle where the application of alternative generally accepted accounting principles, including alternative methods of applying an accounting principle, would have had a material effect on the financial statements.

10)	The effect of regulatory and accounting initiatives.

K.	Recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K.

L.	Review with management and the independent auditors the results of the independent auditors’ reviews of the quarterly financial statements.

M.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any significant employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

N.	Obtain or perform an annual evaluation of the Committee’s performance and review at least annually, and, if appropriate, propose changes to the Audit Committee Charter.

O.	Review any proposal of the Company to hire any partner or former partner of an independent auditor who was engaged on the Company’s account. The Audit Committee will also review any other hiring of other personnel by the Company from an independent auditor’s firm.

P.	Discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Q.	Review and discuss the type and presentation of information to be included in earnings press releases, as well as review any financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

R.	Discuss the policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

S.	Notify the Board of Directors of any major problems or deficiencies discovered in respect to any of the above duties. Report regularly to the Board, including, to the extent the Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the internal and independent auditors and the performance of the internal audit function.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, which is ultimately accountable to the Board of Directors and the Audit Committee. Nor is it the duty of the Audit Committee to assure compliance with the laws and regulations and the Company’s Code of Conduct.

THE TORO COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Friday, March 12, 2004
3:00 p.m. C.S.T.

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420

The Toro Company 8111 Lyndale Avenue South Bloomington, MN 55420	proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 12, 2004.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify below or by telephone or Internet. Shares you hold in employee benefit plans will be voted as you direct, and if you do not vote those shares, will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint K. B. Melrose and J. L. McIntyre, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Whether you vote by telephone, Internet or marking, signing, dating and returning your proxy card, you are authorizing K. B. Melrose and J. L. McIntyre, or either of them (the Named Proxies), to vote your shares.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 11, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ttc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 11, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Toro Company c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your proxy card

— Please detach here —

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 R.C. Buhrmaster	03 R.H. Nassau	☐	Vote FOR		☐	Vote WITHHELD
		02 W.H. Buxton	04 C.A. Twomey		all nominees			from all nominees
(except as marked)
(Instructions: To withhold authority to vote for one or more nominees, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify selection of independent auditors for Fiscal 2004			☐	For	☐	Against	☐	Abstain

3.	To transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box		☐
Indicate changes below:					Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy